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Frontier Airlines Reports
Fourth Straight Monthly Operating Profit
Solid results despite short month, struggling economy

DENVER (March 24, 2009) – Frontier Airlines Holdings, Inc. (OTC Bulletin Board: FRNTQ) today reported an operating profit of $1.5 million for the month of February, Frontier’s fourth consecutive monthly operating profit. Frontier also reported a consolidated net loss of $3.2 million for the month. The results were filed in the Company’s Monthly Operating Report for February 2009.

Excluding non-cash mark-to-market fuel hedge transactions, Frontier would have reported an operating loss of $2.6 million. Further, excluding reorganization costs, the company would have reported a consolidated net loss of $4.8 million.

Frontier’s February financial results included:
▪	Reorganization costs of $2.6 million
▪	A realized loss on fuel hedge contracts of $4.5 million, which was almost completely offset by a mark-to-market gain of $4.1 million on fuel hedging activity

Operational results for the month of February included:
▪	A 15.4 percent year-over-year mainline capacity reduction
▪	Mainline unit cost excluding fuel (CASM ex-fuel) of 6.45 cents, a 5.5 percent reduction from the previous year
▪	Mainline total unit cost of 8.67 cents, a reduction of 13.0 percent compared to February 2008
▪	Mainline passenger revenue (PRASM) of 8.26 cents, down 3.7 percent from the prior year
▪	Mainline total unit revenue (RASM) 9.09 cents, 1.1 percent lower than February 2008

“February is a tough month for all airlines,” said Frontier President and CEO Sean Menke, “but despite the anticipated seasonal reduction in traffic, the short 28-day month and the severely weakened economy, our ability to restructure our business allows us to produce very positive results in an extremely difficult economic environment. The continuing trend of significant year-over-year improvement in our operating results is a clear indicator that the aggressive cost reductions we’ve implemented and our additional revenue initiatives have positioned us very well to meet the challenges of these difficult times.”

Menke pointed to the 5-plus percent decrease in the company’s costs excluding fuel on a year-over-year basis despite a more than 15 percent reduction in capacity as proof that “the fundamentals of this company are solid.” He said that the February results and those of the previous three months “provide a positive backdrop for our discussions with potential investors as we seek to secure financing to emerge from bankruptcy later this year.”

Companies in Chapter 11 bankruptcy protection are required to file monthly operating reports to the U.S. Trustee in addition to quarterly reports filed with the U.S. Securities and Exchange Commission.

A copy of the Monthly Operating Report is available at:
FrontierAirlines.com/frontier/who-we-are/investor-relations/annual-reports-sec-filings.do

About Frontier Airlines Holdings, Inc.
Frontier Airlines Holdings, Inc. is the parent company of Denver-based Frontier Airlines. Currently in its 15th year of operations, Frontier Airlines is the second-largest jet service carrier at Denver International Airport, employing more than 5,000 aviation professionals. Frontier Airlines' mainline operation has 51 aircraft with one of the youngest Airbus fleets in North America. Frontier Airlines' mainline operations offer 24 channels of DIRECTV® service in every seatback along with a comfortable all-coach configuration. In conjunction with a fleet of ten Bombardier Q400 aircraft operated by Lynx Aviation (a subsidiary of Frontier Airlines Holdings, Inc.), Frontier offers routes to more than 50 destinations in the U.S., Mexico and Costa Rica. In November 2006, Frontier and AirTran announced a first-of-its-kind integrated marketing partnership that offers travelers the ability to reach more than 80 destinations across four countries with low fares aboard two of the youngest fleets in the industry. For more in-depth information on Frontier Airlines, please visit its Web site at FrontierAirlines.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
Statements contained in this press release that are not historical facts may be forward-looking statements as that item is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could result in actual results differing materially from expected results and represent the Company's expectations and beliefs concerning future events based on information available to the Company as of the date of this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release. Additional information regarding risk factors that may affect future performance at the Company are contained in the Company's SEC filings, including without limitation, the Company's Form 10-K for its fiscal year ended March 31, 2008 and as updated in the Company’s Form 10-Q for the quarter ended December 31, 2008.

SOURCE: Frontier Airlines Holdings, Inc.
Web site: FrontierAirlines.com

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